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                                                                    NEWS RELEASE

  [SBC LOGO] [PRODIGY LOGO]


SBC CONTACT:                                        PRODIGY CONTACT
------------                                        ---------------
Selim Bingol                                        Denise Clarke Fraser
Tel:     210-351-3991                               Tel:     512-527-1120
Email:   BINGOLS@CORP.SBC.COM              Email: dfraser@corp.prodigy.com
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Pager:   800-517-7022


                   SBC AND PRODIGY ANNOUNCE AGREEMENT FOR SBC
                       TO ACQUIRE REMAINING PRODIGY SHARES

                  PRODIGY ENDORSES TENDER OFFER PRICE OF $6.60

San Antonio (October 18, 2001)--SBC Communications Inc. (SBC: NYSE) has entered into a definitive agreement to acquire Prodigy Communications Corporation (NASDAQ: PRGY) through a revised tender offer to purchase all of the outstanding shares of the Internet service provider's (ISP's) Class A common stock, leading to a subsequent merger.

SBC, which already owns a 42 percent stake in Prodigy, has agreed to revise its tender offer and to acquire the balance of Prodigy's common stock at $6.60 per share, representing a 21 percent increase over the original $5.45 per share tender offer, and a 64 percent premium over the stock's average closing price for the calendar year through September 21, when SBC announced its original offer. SBC's obligations to close the tender offer and merger are subject to customary conditions.

Prodigy's special committee consisting of three independent board members has determined that the merger agreement is fair to Prodigy's stockholders, and based on that determination, Prodigy will recommend that stockholders accept SBC's amended tender offer and approve the merger.

Telmex and Carso Global Telecom, the owners of 59.3 percent of Prodigy's Class A common stock (approximately 34 percent of the total voting equity of the company), have confirmed that they will accept the revised tender offer. SBC and Prodigy also entered into an agreement in principle with plaintiffs to settle all pending litigation, subject to court approval.

SBC expects to amend its tender offer tomorrow to reflect the increased offer price and to extend the offer until the expiration of 10 business days from the date of the amendment. Prodigy expects to send to its stockholders a recommendation statement with further information. The transaction is expected to close in the fourth quarter.
                                      # # #

SBC COMMUNICATIONS INC. (WWW.SBC.COM) IS A GLOBAL COMMUNICATIONS LEADER. THROUGH ITS SUBSIDIARIES' TRUSTED BRANDS - SBC SOUTHWESTERN BELL, SBC AMERITECH, SBC PACIFIC BELL, SBC NEVADA BELL AND SBC SNET - AND WORLD-CLASS NETWORK, SBC COMPANIES PROVIDE A FULL RANGE OF VOICE, DATA, NETWORKING AND E-BUSINESS SERVICES, INCLUDING LOCAL AND LONG-DISTANCE, HIGH-SPEED INTERNET ACCESS AND DATA TRANSPORT, NETWORK INTEGRATION, SOFTWARE
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AND PROCESS INTEGRATION, WEB SITE AND APPLICATION HOSTING, E-MARKETPLACE
DEVELOPMENT, PAGING AND MESSAGING, AS WELL AS DIRECTORY ADVERTISING AND PUBLISHING. AMERICA'S LEADING PROVIDER OF HIGH-SPEED DSL INTERNET SERVICE, SBC COMPANIES CURRENTLY HAVE 61.3 MILLION ACCESS LINES NATIONWIDE. SBC HAS A 60 PERCENT EQUITY INTEREST IN CINGULAR WIRELESS, ITS JOINT VENTURE WITH BELLSOUTH, WHICH SERVES MORE THAN 20 MILLION WIRELESS CUSTOMERS. INTERNATIONALLY, SBC HAS TELECOMMUNICATIONS INVESTMENTS IN 28 COUNTRIES AND HAS ANNUAL REVENUES THAT RANK IT AMONG THE LARGEST FORTUNE 500 COMPANIES.

PRODIGY COMMUNICATIONS CORPORATION (WWW.PRODIGY.COM): PRODIGY COMMUNICATIONS CORPORATION (NASDAQ: PRGY) IS ONE OF THE NATION'S LARGEST INTERNET SERVICE PROVIDERS SERVING BOTH OWNED AND MANAGED DIAL AND DSL SUBSCRIBERS. WITH ITS ALLIANCE WITH SBC COMMUNICATIONS, PRODIGY IS THE INDUSTRY LEADER IN SERVING DSL SUBSCRIBERS. PRODIGY DELIVERS FAST AND RELIABLE INTERNET ACCESS AND USER-FRIENDLY INTERNET-BASED PRODUCTS, SERVICES AND INFORMATION VIA A NATIONWIDE NETWORK COVERING MORE THAN 850 LOCATIONS IN ALL 50 STATES, ALLOWING MORE THAN 90 PERCENT OF THE U.S. POPULATION TO ACCESS PRODIGY'S DIAL SERVICE WITH A LOCAL TELEPHONE CALL. PRODIGY FEATURES SUPERIOR CONTENT, E-MAIL AND E-MAIL ATTACHMENT CAPABILITIES, PRODIGY INSTANT MESSAGING(TM), PRODIGY CHAT(TM), AND PRODIGY ONLINE COMMUNITIES, COMBINED WITH THE ACCESSIBILITY AND FREEDOM OF DIRECT ACCESS TO THE WORLD WIDE WEB FOR ALL USERS. PRODIGYBIZ OFFERS A POWERFUL SUITE OF SPECIALLY DESIGNED INTERNET PRODUCTS AND SERVICES FOR SMALL BUSINESS OWNERS. PRODIGY(R) EN ESPANOL(TM), IS THE NATION'S FIRST-EVER, FULLY BILINGUAL SPANISH/ENGLISH-LANGUAGE INTERNET SERVICE CREATED ESPECIALLY FOR THE U.S. SPANISH-SPEAKING POPULATION.